June __, 2000


Board of Trustees
Kit Cole Investment Trust
851 Irwin Street
San Rafael, CA  94901

   Re: SUBSCRIPTION FOR SHARES OF KIT COLE STRATEGIC GROWTH FUND (THE "FUND")
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Dear Trustees:

    Kit Cole Investment Advisory Services, Inc. offers to purchase from Kit
Cole Investment Trust, 10,000 shares of beneficial interest of the Fund at a price of $10.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid and non-assessable upon issuance of such shares and receipt of said payment by the Fund.

    These shares are not being purchased with any present intent of distributing or reselling the same to the public, and will be held for investment by Kit Cole Investment Advisory Services, Inc.

                                  Sincerely,
                                  KIT COLE INVESTMENT ADVISORY SERVICES, INC.

                                  By:

                                   Name: KIT M. COLE

                                  Title: CHIEF EXECUTIVE OFFICER


ACCEPTED AND AGREED to this ____ day of June __, 2000.

KIT COLE INVESTMENT TRUST

By:

Name:    JEFF TAPPAN

Title:   CHIEF EXECUTIVE OFFICER